Exhibit 23.5

November 20, 2020

Jowell Global Ltd.

2nd Floor, No. 285 Jiangpu Road

Yangpu District, Shanghai

China 200082

Dear Sir/Madam:

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in this Registration Statement on Form F-1 (and in all subsequent amendments) in connection with the proposed initial public offering (the “Proposed IPO”) of Jowell Global Ltd. (the “Company”), in the prospectus contained therein, in any other future filings or correspondence with the U.S. Securities and Exchange Commission (the “SEC”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

CEVSN Information Consulting Co., Ltd.

/s/ LianXin Zhu (company seal)
Name: Lianxin Zhu
Title: Director of Project